EXHIBIT 10.45
Amended and Restated Employment Agreement
This Amended and Restated Employment Agreement (this “Agreement”) made and entered into as of the 1st day of March, 2007 and amended and restated as of the 28th day of April 2008 between ViewCast.com, Inc. (the “Employer”), a corporation, and David T. Stoner (the “Executive”), residing at 2304 Creekridge Drive, McKinney, TX 75070 is hereby amended and restated as of May 18, 2010. Where not otherwise defined herein, capitalized terms used herein have the meanings set forth in Section 9.1 of this Agreement.
WHEREAS, the Employer has employed the Executive in an executive capacity, as its President and Chief Executive Officer and wishes to continue such employment, and Executive wishes to continue employment with the Employer, all on the amended terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Employer and Executive hereby agree as follows:
1. Effective Date: Term.
1.1 This Agreement shall be effective as of March 1, 2007 (the “Effective Date”).
1.2 The Employer employs the Executive, and the Executive accepts such employment, for an eighteen (18) month period commencing on the Effective Date (the “Initial Term”).
1.3 The Term of the Executive’s employment under this Agreement shall be automatically renewed for additional one (1)-year terms (each a “Renewal Term”) upon the expiration of the Initial Term or any Renewal Term until (i) notice to the Executive given by the Employer that it has elected to discontinue the extensions; or (ii) notice by the Executive to the Employer that he has elected to discontinue the extensions. On the date on which such a notice is deemed given, the Renewal Term shall be converted to a fixed period of one (1) year ending on the day before the first (1st) anniversary of such date. The “Term” of the Agreement shall refer to both the Initial Term and any Renewal Term. If the Term of the Agreement ends and the Executive remains in the employ of the Employer, he shall be an “at-will” employee and shall not receive any payments hereunder, but shall remain subject to the restrictions in this Agreement that survive the Term of the Agreement.
1.4 This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term as provided in Section 4 of this Agreement.
2. Position and Duties.
2.1 During the Term of this Agreement, the Employer shall employ the Executive to serve as its President and Chief Executive Officer. The Executive shall perform such executive, administrative and operational duties customary for executives in such capacity or as may be assigned to the Executive from time to time by the Board of Directors.
2.2 Executive agrees to serve the Employer faithfully and to the best of the Executive’s ability and to devote substantially all of the Executive’s business time, attention and efforts to the interests and business of the Employer and its Subsidiaries.
2.3 The Executive agrees at all times to perform all his duties in accordance with applicable laws, rules and regulations and the policies and procedures of the Employer applicable to senior executives in effect from time to time.
3. Compensation, Benefits and Expenses.
3.1 Salary. During the period from the Effective Date through the Term of this Agreement, the Employer shall pay to Executive base salary at an annual rate as of the Restatement Date of $215,000 (such rate of salary, as increased from time to time, the “Base Salary Amount”), in equal installments pursuant to the Employer’s standard payroll policies and subject to such withholding or deductions as may be mutually agreed between the Employer and the Executive or required by law. Employer may grant salary increases in such amount and at such times as determined by the Board of Directors subsequent to the Initial Term, but shall not unilaterally decrease such amount.

3.2 Incentive Compensation. In addition to the salary set forth in Section 3.1, Executive, at Employer’s discretion, may earn incentive compensation during the Term in an annual amount up to thirty (30) % of the Base Salary Amount at one hundred percent (100%) achievement, increasing in a linear fashion for performance in excess of one hundred percent (100%), with no limit. Incentive compensation is based fifty percent (50%) on meeting profitability goals and fifty percent (50%) on meeting revenue growth targets and such other criteria as determined by the Board of Directors (see attached Executive Incentive Compensation Plan). Employer may grant additional incentive increases in such amounts and based on such criteria as determined by the Board of Directors. Payment of any bonus or incentive compensation shall be made in accordance with the Employer’s standard or established payroll policies and shall be subject to such withholding or deductions as may be mutually agreed between the Employer and the Executive or required by law.
3.3 Fringe Benefits. During the Term of the Agreement, Executive shall be entitled to participate in Employer’s plans for the welfare and benefit of its employees available to senior executive officers generally to the extent Executive satisfies the requirements provided in such plans with respect to the position, tenure, salary, health and other qualifications for participation. Executive will be entitled to four (4) weeks annual vacation; no more than two (2) consecutive weeks may be taken at any given time in each fiscal year. A maximum of forty (40) hours accrued vacation may be carried over from one year to the next.
3.4 Expenses. During the Term of this Agreement, the Employer authorizes Executive to incur reasonable and necessary out-of-pocket business expenses in the course of performing his duties and rendering services hereunder in accordance with Employer’s policies with respect thereto, and the Employer shall reimburse Executive for all such expenses, provided

(i) such expenses and the purpose for which they were incurred are in accordance with Employer’s policies, and (ii) the Executive timely submits to the Employer expense reports and substantiation of the expenses in accordance with Employer’s policies. All such expenses shall be paid, at the latest, by the end of the taxable year after the year incurred.
3.5 Options. Employer shall make annual stock option grants to Executive as appropriate and as authorized by the Board of Directors of the Employer.
It is expressly understood that all previously granted and future options shall accelerate and immediately vest upon a Change in Control as defined herein.
4. Termination.
4.1 Termination. The Executive’s employment by Employer shall terminate on the earliest Date of Termination upon the occurrence of one (1) of the following events:
4.1.1 the Executive’s death;
4.1.2 the Executive is determined to be “permanently disabled” as defined under the disability insurance policy covering the Executive;
4.1.3 termination of Executive by Employer for “Cause”;
4.1.4 termination of employment, as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii), by Executive upon sixty (60) days written notice to Employer; or
4.1.5 termination of Executive by Employer without Cause upon written notice to Executive or termination by Executive for Good Reason;
4.1.6 the Executive’s employment hereunder is terminated by the Employer or its successor (other than pursuant to Section 4.1.3 above) after a Change of Control.
4.2 Time of Termination. Executive’s employment with Employer (including all positions held with Employer or its Subsidiaries or affiliates) shall terminate immediately upon the Date of Termination without further action by Employer.

4.3 Effect of Termination of Employment.
(a) Termination Due to Death. In the event the Executive’s employment is terminated due to his death, his estate or designated beneficiaries shall be entitled to the following:
(i)	any amounts payable on death pursuant to any plans or policies of Employer;

(ii)	earned but unpaid Base Salary (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment (payable at the time required by law but no later than 30 days after termination of employment), as well as any unpaid reimbursements under section 3.4 and any payments due under any employee benefit plan under the terms and at the time payable under such plans (such payments and benefits, the “Standard Entitlements.”) .; and
(b) Termination Due to Disability. In the event the Executive’s employment is terminated due to his permanent or total disability, Executive or his legal representative shall be entitled to the following:
(i) any amounts payable on disability pursuant to any plans or policies of Employer; and
(ii) the Standard Entitlements.
(c) Termination for Cause. In the event Executive’s employment is terminated by Employer for Cause, Executive shall receive the Standard Entitlements.
(d) Termination Without Cause or for Good Reason. In the event the Executive’s employment is terminated by Employer without Cause (other than by death or disability) or by Executive for Good Reason, Executive shall be entitled to the following:
(i) the Standard Entitlements;

(ii) a lump sum amount equal to the Base Salary Amount in effect on the Date of Termination (or if the Executive has voluntarily agreed to reduce Base Salary during the Term, the highest rate of Base Salary Amount during the Term) that would be payable for a period of six (6) months, with such amount payable in lump sum in accordance with Employer’s standard payroll periods and policies;
(iii) an additional amount equal to the Base Salary Amount in effect on the Date of Termination (or if the Executive has voluntarily agreed to reduce Base Salary during the Term, the highest rate of Base Salary Amount during the Term) that would be payable for a period of six (6) months, with such amount payable in accordance with Employer’s standard payroll periods and policies with the first such payment being made upon the six (6) month anniversary of the Executive’s termination of employment;
(iv) reimbursement for six (6) months of COBRA premiums paid by Executive; and
(v) payment of any bonus under a quarterly or annual bonus plan of the Employer, all of the requirements of which, other than employment by the Employer on the date of payment, have been met. Such bonus payment shall be paid at the time otherwise payable by the Employer if the Executive had remained in the employ of the Employer unless required to be paid earlier under section 4.3(f).
(e) Termination upon Change of Control. If Executive’s employment hereunder is terminated by the Employer or its successor (other than pursuant to Section 4.1.3 above) after a Change of Control, Executive shall be entitled to the following:
(i) the Standard Entitlements;

(ii) a lump sum amount equal to the Base Salary Amount in effect on the Date of Termination (or if the Executive has voluntarily agreed to reduce Base Salary during the Term, the highest rate of Base Salary Amount during the Term) that would be payable for a period of six (6) months, with such amount payable in lump sum in accordance with Employer’s standard payroll periods and policies;
(iii) an additional amount equal to the Base Salary Amount in effect on the Date of Termination (or if the Executive has voluntarily agreed to reduce Base Salary during the Term, the highest rate of Base Salary Amount during the Term) that would be payable for a period of six (6) months, with such amount payable in accordance with Employer’s standard payroll periods and policies with the first such payment being made on the Executive’s six (6) month anniversary of the Executive’s termination of employment; and
(iv) payment of any bonus under a quarterly or annual bonus plan of the Employer, all of the requirements of which, other than employment by the Employer on the date of payment, have been met. Such bonus payment shall be paid at the time otherwise payable by the Employer if the Executive had remained in the employ of the Employer unless required to be paid earlier under section 4.3(f).
(f) The payments described in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d)(i), 4.3(d)(ii), 4.3(d)(iii), 4.3(e)(i) and 4.3(e)(ii) shall be made no later than 2 1/2 months following the end of the taxable year of the Executive or the Employer, whichever is longer, in which the termination event occurs. To that end, the Executive and the Employer agree that the termination benefits described in this section 4.3 are intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits.

5. Confidentiality.
5.1 Confidential Information in General. The Executive has and will have access to and participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of Employer, its Subsidiaries and affiliates (the “Companies”), including but not limited to (i) business plans, operating plans, marketing plans, bid strategies, bid proposals, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, formulas, patents, devices, software programs, reports, correspondence, tapes, discs, tangible property and specifications owned by or used in Employer’s business, operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers, (ii) information pertaining to future developments such as, but not limited to research and development, future marketing, distribution, delivery or merchandising plans or ideas and potential new distribution for business locations, and (iii) other tangible and intangible property, which are used in the business and operation of the Companies but not made publicly available (the “Confidential Information”).
5.2 Assignment. The Executive hereby assigns to Employer, in consideration of his employment, all Confidential Information in the possession of Executive at any time during the term of this Agreement, whether or not made or conceived during working hours, alone or with others, which relates, directly or indirectly, to businesses or proposed businesses of the Companies, and Executive agrees that all such Confidential Information shall be the exclusive property of the Companies. The Executive shall establish and maintain written records of all such Confidential Information with respect to the inventions or similar intellectual property for the benefits of the Companies and shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information.

5.3 Non-Disclosure. The Executive shall not disclose, use or make known for his or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of Executive’s duties under this Agreement.
5.4 Continuing Obligations. The obligations of Executive under this Section 5 shall survive the termination of Executive’s employment and the expiration or termination of this Agreement for a period of twelve (12) months.
6. Return of Employer’s Property.
Immediately upon termination of the Executive’s employment with the Employer, the Executive shall deliver to the Employer all Confidential Information, documents, correspondence, notebooks, reports, computer programs, names of full-time and part time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Employer in any way obtained by the Executive during the periods of this employment with the Employer. Immediately upon termination of the Executive’s employment with the Employer, the Executive shall deliver to the Employer all tangible property of Employer in the possession of Executive, including without limitation , telephones, facsimile machines, computers, leased automobiles and credit cards. The obligations of Executive under this Section 6 shall survive the termination of Executive’s employment and the expiration for termination of this Agreement.
7. Non-Competition and Non-Solicitation.
7.1 Non-Compete. For a period of twelve (12) months following the termination of Executive’s employment by Employer (the “Non-competition Period”), the Executive will not, directly or indirectly, without the written consent of the Board of Directors, own, manage, operate, control, be employed by, consult with or participate in or be connected with any entity owning or having financial interest in, whether direct or indirect, a business entity which is in the same line or lines of business as the Employer or its Subsidiaries. For purposes of this Section 7.1, each of the following activities, without limitation, shall be deemed to constitute proscribed activities during the Non-competition Period: to engage in, work with, have an interest in (other than interests of less than one (1) % in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), advise, consult, manage, operate, lend money to (other than interests of less than (one) 1 % in companies traded on a nationally recognized stock exchange or interdealer quotation system), guarantee the debts or obligations of, or permit one’s name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firm, association, company or corporation, whether as principal, director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever. For purposes of this Agreement, an “indirect” interest is presumed to exist if an interest is held by a spouse, parent or child, in addition to any other forms of indirect or beneficial interest.
7.2 Non-Solicitation. During the Non-competition Period, the Executive will not, directly or indirectly, solicit for employment, or advise or recommend any person to employ or solicit for employment, any person Executive knows to be an employee of the Employer or any of its Subsidiaries.
7.3 Continuing Obligations. The obligations of Executive under this Section 7 shall survive the termination of Executive’s employment and the expiration or termination of this Agreement throughout the Non-competition Period.

8. Remedies.
8.1 In the event of any breach or threatened breach, the parties to this Agreement may seek to compel specific performance of the terms of this Agreement through arbitration in accordance with the provisions of paragraph 9.2 of this Agreement.
9. Miscellaneous.
9.1 Certain Definitions.
“Cause” shall mean: (i) the Executive is charged with fraud, embezzlement, theft or other criminal conduct, (ii) dishonesty, disloyalty, insubordination or gross negligence in the performance of duties, (iii) failure of the Executive to obey the reasonable and lawful orders of a majority of the Board of Directors of the Employer, which orders were consistent with the duties of the Executive under this Agreement, after the Executive had been given written notice of such failure and not less than thirty (30) days to correct the misconduct; (iv) failure to provide requested information, or (v) any act of fraud or serious moral turpitude.

“Change of Control” shall mean the occurrence of any one (1) of the following events:
(i)	the acquisition of all or substantially all of Employer’s operating assets (on a consolidated basis) or approval by the Board of Directors of Employer of a dissolution or complete liquidation of the Employer;

(ii)	the Employer combines with another company and is the surviving corporation but immediately after the combination, the persons who were the shareholders of the Employer immediately prior to the combination beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) fifty (50) % or less of all outstanding securities including vested options granted under the plans of the combined entity;

(iii)	the acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Employer entitled to vote generally in the election of directors by any person or any persons acting in concert; or

(iv)	the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Employer do not belong to any of the following groups:
(A)	individuals who were members of the Board of Directors of the Employer on the Effective Date; or

(B)	individuals who first became members of the Board of Directors of the Employer after the Effective Date either:
(1)	upon election to serve as a member of the Board of Directors of the Employer by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(2)	upon election by the shareholders of the Board of Directors of the Employer to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Employer, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of the Employer; or
In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Employer or any subsidiary of the Employer, by the Employer or any subsidiary of the Employer, or by any employee benefit plan maintained by the Employer or any subsidiary of the Employer. For purposes of this definition of “Change of Control,” the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.
“Good Reason” shall mean a significant change in the nature and scope of the authority, powers, functions, benefits or duties attached to the position of President and Chief Executive Officer of the Employer as held by Executive as of the Effective Date.
“Date of Termination” shall mean:
(i) if employment terminates because of Executive’s death, the date of death;
(ii) if employment terminates because of permanent or total disability, the date of determination that Executive is so disabled as described in Section 4.1.2 of this Agreement; and
(iii) if employment terminates for reasons other than set forth in (i) and (ii) above, the effective date the Executive’s employment is terminated by the Employer, the Employer’s successor or the Executive resigns from employment.
“Subsidiary” shall mean any entity in which Employer, directly or indirectly, owns fifty (50) % or more of the voting securities or otherwise controls the ability to elect a majority of the governing board.

9.2 Dispute Resolution. Any disputes arising under or in connection with this Agreement shall be subject to arbitration in accordance with rules and procedures of the American Arbitration Association (“AAA”) with such changes as the parties may agree. The appointment of an arbitrator shall be in accordance with AAA rules and procedures and the arbitrator’s determination shall be binding on the parties. Neither party may commence any legal action or proceeding under this Agreement, other than to enforce this provision, except that Employer may seek judicial intervention for the purpose of obtaining injunctive relief to enforce Executive’s obligations under paragraphs 5, 6, and 7, which shall specifically survive the termination of this Agreement. Costs of arbitration, including, without limitation, costs of investigations, fees and expenses of the arbitrator and attorneys shall be borne by the party incurring same.
9.3 Notices. Any notices under this Agreement shall be in writing and shall be given by personal delivery, by local courier service, by certified or registered letter, return receipt requested, or by a nationally recognized overnight delivery service; and shall be deemed given when delivered in person or by local courier or upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally recognized overnight delivery service at the addresses set forth below of this Agreement or to such other address or addresses as either party shall have specified in writing to the other party hereto.
If to the Employer:

ViewCast.com, Inc.
3701 West Plano Parkway, Suite 300
Plano, TX 75075

If to Executive:

David T. Stoner
2304 Creekridge Drive
McKinney, TX 75070

9.4 GOVERNING LAW. ALL QUESTIONS PERTAINING TO THE VALIDITY, CONSTRUCTION, EXECUTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS.
9.5 Entire Agreement; Amendment or Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein. No modification or amendment of any of the provisions of such agreements shall be effective unless in writing and signed by the Executive and Employer. No failure to exercise any right or remedy hereunder shall operate as a waiver thereof. No term or condition of this Agreement shall be deemed to have been waived, nor shall a party be estopped from enforcing any provision of this Agreement, except by a statement in writing signed by the Executive or Employer, whichever party against whom such waiver or estoppel is sought. If any provision of this Agreement is found to be unreasonably broad, it shall nevertheless be enforceable to the extent reasonably necessary to protect the Employer and to the greatest extent permitted by law. If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be reformed to the extent necessary to make it valid or enforceable and to carry out the interest of the parties, or if such information is not possible, the remaining provisions of this Agreement shall continue in full force and effect. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Employer may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement.

9.6 Binding Nature. This Agreement shall be binding upon and insure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns.
9.7 Survival. The Executive’s obligations under Sections 5, 6, 7 and 8 will survive the termination of Executive’s employment and the termination or expiration of this Agreement. The Employer’s obligations under this Agreement will survive the termination of Executive’s employment and the termination or expiration of this Agreement until paid in full.
9.8 Headings. The paragraph and subparagraph headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.
9.9 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one (1) agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.
10. Successors and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon successors and assigns of Employer.
11. Further Assurances. Executive shall cooperate and take such action as may be reasonably requested by Employer in order to carry out the provisions and purposes of this Agreement. Specifically, Executive certifies that he is in compliance with the Immigration Reform and Control Act of 1986 (the “Act”) and that he is legally entitled to work in the United States. Executive also agrees to execute the Employment Verification Form I-9 as required by the Act and also agrees to execute the Employee Proprietary Information Agreement in the form attached hereto as Exhibit “A”.

12. Payments to Key Employees. Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A, no payment to be made to a key employee (within the meaning of Section 409A) shall be made sooner than six (6) months after such termination of employment; provided, however, that to the extent such six (6)-month delay is imposed by Section 409A as a result of a Change of Control as defined in Section 9.1, the payment shall be paid into a rabbi trust for the benefit of the Executive as if the six (6)-month delay was not imposed with such amounts then being distributed to the Executive as soon as permissible under Section 409A.
13. Involuntary Termination Payments to Employees (Safe Harbor). In the event a payment is made to an employee upon an involuntary termination of employment, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Executive’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such Executive is considered a key employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6)-month wait-period imposed by Section 409A as provided in Section 12 of this Agreement. The Executive and the Employer agree that the termination benefits described in this Section 13 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written, but to be effective for all purposes as of the Effective Date.

VIEWCAST.COM, INC.
By:	/s/ John W. Slocum, Jr.

By:	/s/ George C. Platt

EXECUTIVE
/s/ David T. Stoner